Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of OfficeMax Incorporated:

We consent to the use of our report dated February 24, 2012, with respect to the consolidated balance sheets of OfficeMax Incorporated and subsidiaries as of December 31, 2011 and December 25, 2010, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

March 23, 2012